Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement 333-190027 on Form S-4 of our report dated February 28, 2013 (except for changes in items reflected in discontinued operations discussed in Note 3, as to which the date is August 21, 2013), relating to the consolidated financial statements and financial statement schedules of Colonial Properties Trust and subsidiaries, appearing in the Current Report on Form 8-K of Colonial Properties Trust dated August 21, 2013, and our report dated February 28, 2013 relating to the effectiveness of Colonial Properties Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Colonial Properties Trust for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Birmingham, Alabama

August 22, 2013